AuEx, Inc.

940 Matley Lane, Suite 17,

Reno, Nevada 89502

July 1, 2010

Liberty Silver Corp.

675 Sierra Rose Dr., Suite 112

Reno NV 89511

Re:

Assignment of Exploration Earn-In Agreement dated March 29, 2010 and Transfer of Trinity Silver project

This letter will serve to provide notice and request your consent and waiver of the right of first refusal (“Waiver”), in accordance with article I, section 1 and section 2, respectively, of the Exploration Earn-In Agreement (the “Option Agreement”) between Liberty Silver Corp. (“Liberty”) and AuEx, Inc. (“AuEx”) made effective March 29, 2010, for AuEx to transfer and assign all of its interest in the Trinity Silver project, being the subject of the Option Agreement, and the Option Agreement to Renaissance Exploration, Inc. (the “Transfer”) with the Transfer to be effective on July 1, 2010.

 Renaissance Exploration, Inc. and AuEx are beneficially owned by AuEx Ventures, Inc. and there will be no change in beneficial ownership as a result of the Transfer.  Please acknowledge your consent to the Transfer and the granting of the Waiver by signing the acknowledgement below.

AUEX, INC.
Per:	/s/Richard Bedell
Authorized Signatory

LIBERTY SILVER CORP.
Per:	/s/William Tafuri
Authorized Signatory

Liberty hereby acknowledges and agrees to the Transfer and grants the Waiver and hereby acknowledges that following the Transfer the Option Agreement remains and will remain in full force and effect.

RENAISSANCE EXPLORATION, INC.
Per:	/s/Richard Bedell
Authorized Signatory

Renaissance hereby acknowledges that the above referenced Option Agreement remains in full force and effect and hereby acknowledges and agrees to the assignment.